UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 18, 2011

ITP Energy Corporation
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-52317	98-0438201
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Via Federico Zuccari, 4, Rome, Italy		00153
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: + 39 (06) 5728 8176

Netfone, Inc.
 (Former name or former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this current report on Form 8-K (or this “Report”), unless otherwise stated, all references to the “Company”, “we,” “our”, “us” and words of similar import, refer to ITP Energy Corporation.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This Report contains some forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend,” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under “Management's Discussion and Analysis of Financial Condition and Results of Operations”, as well as in this Report generally. In particular, these include statements relating to future actions, prospective product approvals, future performance or results of current and anticipated sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.

These forward-looking statements include, among other things, statements relating to:

•	our business being exposed to risks associated with the weakened global economy and political conditions;

•
the illegal behavior by any of our employees or agents could have a material adverse impact on our consolidated operating results, cash flows, and financial position as well as on our reputation and our ability to do business;

•	operations in emerging markets expose us to risks associated with conditions in those markets;

•	our undertaking long-term, fixed price or turnkey projects exposes our businesses to risk of loss should our actual costs exceed our estimated or budgeted costs;

•	our international operations expose us to the risk of fluctuations in currency exchange rates;

•	our discussions of accounting policies and estimates;

•	increases in costs or limitation of supplies of raw materials may adversely affect our financial performance;

•	indicated trends in the level of oil and gas exploration and production and the effect of such conditions on our results of operations;

•	future uses of and requirements for financial resources (see “—Liquidity and Working Capital”);

•	impact of bookings on future revenues and anticipated backlog levels;

•	our anticipated growth strategies and our ability to manage the expansion of our business operations effectively;

•	our ability to maintain or increase our market share in the competitive markets in which we do business;

•	our ability to keep up with rapidly changing technologies and evolving industry standards, including our ability to achieve technological advances;

•	our ability to diversify our services and product offerings and capture new market opportunities;

•	our ability to source our needs for skilled labor, machinery and raw materials economically;

•	the loss of key members of our senior management; and

•	uncertainties with respect to legal and regulatory environment.

Any or all of our forward-looking statements in this Report may turn out to be inaccurate, as a result of inaccurate assumptions we might make or known or unknown risks or uncertainties. Therefore, although we believe that these statements are based upon reasonable assumptions, including projections of operating margins, earnings, cash flows, working capital, capital expenditures and other projections, no forward-looking statement can be guaranteed. Our forward-looking statements are not guarantees of future performance, and actual results or developments may differ materially from the expectations they express. You should not place undue reliance on these forward-looking statements. Actual results may differ materially from those in the forward-looking statements contained in this Report for reasons including, but not limited to: market factors such as pricing and demand for petroleum related products, the level of petroleum industry exploration and production expenditures, the effects of competition, the availability of a skilled labor force, world economic conditions, the level of drilling activity, the legislative environment in the United States and other countries, energy policies of OPEC, conflict involving the United States or in major petroleum producing or consuming regions, acts of war or terrorism, technological advances that could lower overall finding and development costs for oil and gas, weather patterns and the overall condition of capital markets in countries in which we operate.

Information regarding market and industry statistics contained in this Report is included based on information available to us which we believe is accurate. We have not reviewed or included data from all sources, and cannot assure stockholders of the accuracy or completeness of this data. Forecasts and other forward-looking information obtained from these sources are subject to these qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services.

These statements also represent our estimates and assumptions only as of the date that they were made and we expressly disclaim any duty to provide updates to them or the estimates and assumptions associated with them after the date of this filing to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.

We undertake no obligation to publicly update any predictive statement in this Report, whether as a result of new information, future events or otherwise.  You are advised, however, to consult any additional disclosures we make in reports we file with the U.S. Securities and Exchange Commission (or the “Commission”) on Form 10-K, Form 10-Q and Form 8-K.

Item 2.02 Results of Operations and Financial Condition.

Explanatory Note

On April 29, 2011, we consummated a share exchange with ITP Benelli S.p.A., an Italian private operating company (or “ITP”) pursuant to which we acquired 100% of the issued and outstanding capital stock of ITP in exchange for 34,000,000 shares of our common stock par value $0.001 (or “Common Stock”) issued to the then sole shareholder of ITP, ITP Oil & Gas International S.A. (or “ITP-Lux”), representing approximately 94% of our issued and outstanding capital stock as of and immediately after the consummation of such share exchange transaction (or the “Share Exchange”).

As a result of the consummation of the Share Exchange, on April 29, 2011 we acquired the business of ITP. In accordance with ASC 805-40 and Topic 12 of the Financial Reporting Manual of the Commission’s Division of Corporate Finance, in the case of such a Share Exchange, our acquisition of the business of ITP has resulted in the owners and management of ITP acquiring actual voting and operating control of the combined company.  The Commission’s staff considers a public shell reverse acquisition to be a capital transaction in substance, rather than a business combination.  That is, the transaction has been considered a reverse recapitalization, equivalent to the issuance of stock by ITP for our net monetary assets, accompanied by a recapitalization. For accounting purposes, in a transaction like the one herein referred, which is accounted for as either a reverse acquisition or reverse recapitalization, the legal acquiree, ITP, has been treated as the continuing reporting entity that acquired us (the legal acquirer).  Furthermore, this and future reports that should be filed by us after the reverse acquisition or reverse recapitalization will parallel the financial reporting required under accounting principles generally accepted in the United States of America (“GAAP” or “US GAAP”), as if ITP, the accounting acquirer, were our legal successor in connection with our reporting obligation, as registrant, as of the date of the acquisition. ITP, as the accounting acquirer, is considered, as of the date of the consummation of the Share Exchange, to be our predecessor as a registrant. The assets and liabilities of ITP have been brought forward at their book value and no goodwill has been recognized.

This Report is being filed by us in compliance with the Commission’s guidance contained in Topic 12 of the Financial Reporting Manual of the Commission’s Division of Corporate Finance, pursuant to which we are required to file the information that would be required to be included in a quarterly report for ITP for the latest quarter end.  Because the Share Exchange was consummated on April 29, 2011, which is after the close of the latest quarter end on March 31, 2011, our quarterly report on Form 10-Q also filed with the Commission on the date of this Report does not include the interim financial results of ITP.  Accordingly, we are filing this Report to include the information of ITP for the quarter ended March 31, 2011 that would have been included in a quarterly report on Form 10-Q for ITP.

Through the Share Exchange, we ceased to be a shell company as that term is defined in Rule 12b-2 under the Exchange Act and are now engaged in the business of designing, manufacturing, and installing equipment, skids, packages and modules mainly for the oil and gas industry.

Unless otherwise expressly stated, all information contained in this Report relates exclusively to the business, operations and financial condition of our recently acquired wholly-owned subsidiary, ITP.

FORM 10-Q INFORMATION

Financial Statements

ITP Benelli S.p.A.
Consolidated Condensed Financial Statements
Balance Sheets
(Unaudited)

ASSETS	Periods Ended
	March 31, 2011	December 31, 2010
	(Unaudited)	(Audited)
	(in USD thousand)

Cash and cash equivalents	$9.127	$11.934
Marketable securities	3.642	3.425
Accounts receivable, net of allowance for doubtful accounts	24.535	19.918
Inventory	12.160	14.788
Prepaid expenses and other current assets	4.233	4.707
Deferred income taxes	934	392
Total Current Assets	54.631	55.165

Property, plant and equipment, net	17.110	15.952
Intangible assets
Goodwill	6.928	6.509
Other intangible assets	100	104
Other assets	748	773
Total Assets	$79.517	$78.503

LIABILITIES AND STOCKHOLDERS' EQUITY	Periods Ended
	March 31, 2011	December 31, 2010
	(Unaudited)	(Audited)
	(in USD thousand)
Current Liabilities
Accounts payable and accrued expenses	$21.787	$26.911
Taxes payable	3.914	3.195
Current portion of:
Advances received from customers	2.997	2.535
Long-term debt	17.309	13.105
Other liabilities	3.440	2.784
Total Current Liabilities	49.448	48.531

Long-term debt, net of current portion	19.762	20.395
Other liabilities	259	682
Post-employment benefits obligation	1.581	1.418
Total Liabilities	71.049	71.026

Equity
Capital stock	7.326	7.326
Accumulated other comprehensive income	347	(119)
Retained earnings	796	271
Total Equity	8.468	7.477

Total Liabilities and Stockholders' Equity	$79.517	$78.503

ITP Benelli S.p.A.
Consolidated Condensed Financial Statements
Consolidated Condensed Statements of Income and Comprehensive Income
(Unaudited)

	Periods Ended
	March 31, 2011	March 31, 2010
	(Unaudited)	(Unaudited)
	(in USD thousand)

Total Sales	$12.920	$15.400

Costs of Sales	8.779	12.855
Gross Profit	4.142	2.545

Selling, general and administrative expenses	2.615	2.050
Provision for doubtful accounts	—	305
Other operating costs	90	165
Total Operating Expenses	2.705	2.520

Operating Income	1.436	25

Interest income
Interest expense	(433)	(265)
Income before Income Taxes	1.004	(240)

Income tax expense	(479)	87

Net Income	525	(152)

Less: Net income attributable to noncontrolling interests	—	584

Net Income attributable to ITP Group	525	(736)

Currency translation adjustment (Net of tax of $(209), 55 thousand as of March 31, 2011, 2010)	436	(151)
Unrealized gain (AFS Securities) (Net of tax of $(14) (3), thousand as of March 31, 2011, 2010)	29	8

Comprehensive income	$990	$(880)

Basic earnings per share	$0,02	$(0,02)
Weighted average number of shares outstanding	50.000	40.000

ITP Benelli S.p.A.
Consolidated Condensed Financial Statements
Consolidated Statement of Cash Flow
(Unaudited)

		Periods Ended
		March 31, 2011	March 31, 2010
		(Unaudited)	(Unaudited)
		(in USD thousand)

Net income of the period		$525	$(152)

Adjustments to reconcile net income to net cash provided by Operating Activities
-	Depreciation amortization and provisions	351	610

Change in assets and liabilities:
-	Decrease in inventory	2.392	41
-	(Increase) decrease in accounts receivables	(4.203)	2.748
-	(Increase) decrease in other assets	86	(1.726)
-	Increase (decrease) in accounts payable and accrued expenses	(4.665)	4.820
-	Increase (decrease) in other liabilities	1.018	(960)
-	(Decrease) in deferred tax liability	(125)	(502)
-	Increase (decrease) in post-employment benefit obligations	148	(55)
-	Increase in income tax payable	654	425
-	(Decrease) in other non current liabilities	(385)	(134)

Net Cash (used in) provided by Operating Activities (A)		$(4.204)	$5.115

Investing Activities

-	Capital expenditures	(756)	(680)

Net Cash used in Investing Activities (B)		$(756)	$(680)

Financing Activities

-	Principal payment of long-term debt	(1.313)	(1.323)
-	Proceeds from issuance of long-term debt	2.845	10.700

Net Cash provided by Financing Activities (C)		$1.532	$9.377

Effect of change in foreign currency on cash and cash equivalents (D)		$621	$(1.071)

Net increase (decrease) in cash and cash equivalents (A+B+C+D)		(2.808)	12.742

Cash and cash equivalents at the beginning of the period (E)		11.934	2.893

Cash and cash equivalents at the end of the period (A+B+C+D+E)		$9.127	$15.635

Supplemental disclosures of cash flow information

Cash paid during the period
Interest		412	205
Income taxes		—	—

Notes to Consolidated Condensed Financial Statements

1. Basis of Presentation

Description of Business

ITP Benelli S.p.A. (and its subsidiaries, collectively the “Company” or “ITP Group”) is an Italian manufacturer and supplier of equipment to the oil and gas Industry.

The ITP Group is involved in the production of items (i.e. mainly ball valves) and equipment (i.e. mainly pressure vessels), in the engineering and construction of skid packages and in the construction of small plants for the separation and treatment of oil and gas.

The ITP Group has three production facilities in Italy (Cassina de’Pechi, Moscazzano and Ravenna) and one in the U.S. (Kilgore – Texas).

2. Summary of Significant Accounting Policies

General

The Company’s Consolidated Condensed Financial Statements are prepared in U.S. Dollars and in accordance with US GAAP issued by the Financial Accounting Standards Board (FASB).

The interim operating results are not necessarily indicative of results to be expected for the entire year. For the period ended March 31, 2011, the Company has used the same significant accounting policies and estimates for the year ended December 31, 2010.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. These estimates are based on management's best knowledge of current events and actions the Company may undertake in the future. Due to the very nature of the Company’s operations and the many countries in which it operates in, the Company is undeniably subject to changing economic, regulatory and political conditions. Actual results may ultimately differ from the estimates.

The significant estimates made by management relate to the estimate of the value of the Company’s common stock and include useful lives of assets, realization of deferred tax assets, valuation of goodwill, assumptions related to asset retirement obligations. Changes in estimates are reported in earnings in the period in which they become known.

Unless otherwise indicated, any reference herein to “Consolidated Condensed Financial Statements” is to the Consolidated Condensed Financial Statements of the ITP Group (including the Notes thereto).

Basis of Consolidation

The Consolidated Condensed Financial Statements include the accounts of subsidiaries more than 50% owned and variable-interest entities in which the Company is the primary beneficiary.

The principles of Accounting Standards Codification (“ASC”) No. 810, Consolidation are considered when determining whether an entity is subject to consolidation.

Intercompany balances and transactions are eliminated in consolidation.

The following table contains the list of the Company’s subsidiaries:

Subsidiary	Country of Incorporation	Company’s controlling interests (%)	Functional Currency	Consolidated in

ITP Chartering S.r.l.	Italy	99%	Euro	2010, 2011*
ITP Group Brno s.r.o.	Czech Republic	100%	CZK	2010, 2011*
ITP Real Estate LLC	USA	100%	USD	2010, 2011*
ITP Surface Equipment PTE Ltd.	Singapore	100%	USD	2010, 2011*
Vignati Fitting S.r.l.	Italy	100%	Euro	2010, 2011*
Surface Equipment Corporation (“SEC”)	USA	100%	USD	2010, 2011*

* Unless otherwise indicated, 2010 means March 31, 2010 and December 31, 2010; 2011 means March 31, 2011

Notes to the table above:

•	Benelli Oil & Gas S.r.l.

The Group had a controlling interest of Benelli Oil & Gas S.r.l. of 51% until May 2010. In May 2010 ITP Benelli S.p.A. acquired the remaining non controlling interests.

•	ITP Group Brno S.r.o.

ITP Group Brno S.r.o. was acquired on January 20, 2010 and consolidated starting from this date.

•	ITP Surface Equipment PTE Ltd.

The subsidiary ITP Surface Equipment PTE Ltd., is a dormant company which is held in order to undertake future strategic commercial plans in Asia.

The following table sets forth, for the periods indicated, the information regarding the U.S. $/EUR exchange rate, rounded to the second decimal:

Period ended,	Average	At period end

December 31, 2009	1.38	1.44
March 31, 2010	1.38	1.35
December 31, 2010	1.34	1.33
March 31, 2011	1.37	1.42

Fair Value of Financial Instruments

Due to the short-term nature of cash and equivalents, accounts receivable and accounts payable, the carrying value of these instruments approximates their fair value.

Short-Term Investments

All short-term investments are classified as available for sale and are in highly liquid debt securities. The balance of the short-term investments is reported as “Marketable securities” and is marked-to-market, with any unrealized gains or losses included in “Other comprehensive income.”

Inventories

Inventories are valued at the lower of cost or market, with cost being determined using the weighted average cost method. Production inventory costs include material, labor and factory overhead. The Company records inventory allowances based on excess and obsolete inventories.

With regards to work in progress, earnings are recorded on a percentage-of-completion basis, except for the subsidiary SEC, which accounts for the long term agreements using the completed contract method. Any difference between costs and revenues and the related economic performance is accounted for as work in progress or advances received from customers.

Property, plant and equipment

Property, plant and equipment are carried at cost and are depreciated using the straight-line method over estimated lives which range from two to 30 years. Expenditures for maintenance (including those for planned major maintenance projects), repairs and minor renewals to maintain facilities in operating condition are generally expensed as incurred. Major replacements and renewals are capitalized.

Upon sale or disposal, the cost and related accumulated depreciation are eliminated from the respective accounts and any resulting gain or loss is reported as income or expense, respectively.

Impairment of Long-Lived Assets

The Company records impairment losses on long-lived assets when events and circumstances indicate that the assets might be impaired and their estimated undiscounted cash flows are less than their carrying amount. In this case, the Company records an impairment loss equal to the difference between the fair value of the long-lived assets and their carrying amount. No impairment was recorded in the first quarter of 2011 and during 2010.

Goodwill and Intangible Assets

Goodwill is not depreciated, but is instead reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill is more than its fair value. The Company records impairment losses on goodwill and other intangible assets based on an annual review of the value of the assets, or when events and circumstances indicate that the asset might be impaired and when the recorded value of the asset is more than its fair value. The Company’s estimates of fair value are based on its current operating forecast, which the Company believes to be reasonable. Significant assumptions that underline the fair value estimates include future growth rates and weighted average cost of capital rates. However, different assumptions regarding the current operating forecast could materially affect results.

Intangible assets include long-term patents, brands and software and are amortized on a straight-line basis over the estimated economic useful lives of the assets.

Foreign Currency Translation

The U.S. dollar is the reporting currency of the Consolidated Condensed Financial Statements.

The Euro is the group functional currency. The Consolidated Condensed Financial Statements have been prepared and translated according to ASC 830-30. Financial statements of companies having a functional currency other than the Euro are translated into the group functional currency, subsequently the Consolidated Condensed Financial Statements have been translated into the reporting currency. Assets and liabilities have been translated at the currency exchange rates as of the related year, the equity at the historical exchange rates, and the profit and loss account at the average rates for the period.

Revenue Recognition

Revenue is recognized when it is realized or realizable and earned. The Company recognizes revenues when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is reasonably assured. Revenues are recognized from product sales when title and risk of loss has passed to the customer consistent with the related shipping terms, generally at the time products are shipped. Shipping costs and handling fees are included in net revenues and cost of sales.

Refer to the description in the “Inventories” for the accounting of long-term contracts.

Warranty Expenses

The Company currently provides for the estimated costs that may be incurred under product warranties. Warranty provisions are recorded at the time of sale based upon the Company’s historical experience and anticipated future claims. The Company assesses the adequacy of its pre-existing warranty liabilities and adjusts the amounts as necessary based on actual experience and changes in future estimates.

Income Taxes

The Company recognizes deferred tax assets and liabilities based on differences between financial statement and tax bases of assets and liabilities using presently enacted tax rates. At each period-end, the Company assesses the recoverability of its deferred tax assets by reviewing a number of factors including operating trends, future projections, and taxable income to determine whether a valuation allowance is required to reduce such deferred tax assets to an amount that is more likely than not to be realized.

Employee Benefit Plan

Employee Benefit Plans are accrued in accordance with ASC No. 715, Retirement Benefits.

The employee leaving indemnity in Italy is called “Trattamento di Fine Rapporto” (“TFR”) and represents deferred compensation for employees. Under Italian law, an entity is required to accrue for TFR on an individual employee basis payable to each individual upon termination of employment (including both voluntary and involuntary dismissal). The annual accrual is 7.41% of total pay, with no cap, it is revalued each year by applying a pre-established rate of return of 1.50%, plus 75% of the Consumer Price Index, and it is recorded into a reserve account.

The subsidiaries’ employees in the U.S., Singapore and Czech Republic do not have any benefit or retirement plans.

Cash and Cash Equivalents

All highly liquid instruments purchased with maturities of three months or less are considered to be cash equivalents.

Comprehensive (Loss) Income

The Company’s comprehensive (loss) income is comprised of net income, foreign currency translation gains and losses, and changes in unrealized gains and losses on investments. The Company does not accrue tax on its foreign currency translation gains and losses, as any undistributed earnings of foreign subsidiaries are deemed to be permanently reinvested in the applicable foreign subsidiary. Comprehensive (loss) income is reflected in the consolidated statement of stockholders’ equity.

Research and Development

The Group has not incurred any research and development expenses during the first quarter 2011 and in the year ended December 31, 2010.

3. Significant subsequent events

After March 31, 2011, the Company was acquired, through a reverse merger, by ITP Energy Corporation, a company traded on the OTCBB market in the United States of America.

The subsequent events have been evaluated up to the date these condensed financial statements were issued (May 16th, 2011).

4. Segment information

The Company has only one operating segment as none of the conditions listed in ASC 280-10 are met to identify more than one operating segment.

The chief operating decision maker (“CODM”) views, treats and take decisions considering the Company as a single operating entity as its activities have common target clients, plants, basic characteristics, engaged employees. As a result no disaggregated or discrete financial information and operating results are available. Furthermore there is no concentration of customers.

Below is an analysis of revenue for the periods ended as of March 31, 2011 and March 31, 2010 by product and by geographic area.

Revenues (USD thousand)	March 31,
Operating segment	2011	2010

Equipments	$1.465	$5.752
Skid & Packages	9.208	9.648
Small O&G plants	2.247	—
Total	$12.920	$15.400

Revenues (USD thousand)	March 31,
Country	2011	2010

Italy	$2.384	$1.623
Egypt and Middle East	2.039	1.047
USA	1.104	5.660
Belarus	3.028	—
Other	4.365	7.070
Total	$12.920	$15.400

The percent of consolidated revenues of major customers that accounted for 10% or more of consolidated revenues for March 31, 2011 was JSC Grodno Azot (Belarus) that accounted for 23%. As of March 31, 2010 there were not customers that accounted more than 10% of consolidated revenues.

In relation to property, plants and equipment, the only significant change compared to December 31, 2010 is related to the purchase of the Company’s main offices in Rome, Italy, for an amount of $ 827 thousand.

5.  Recent Accounting Pronouncements

•
Business Combinations (ASC 810), Disclosure of Supplementary Pro Forma Information for Business Combinations (ASU 2010-29): The FASB issued ASU 2010-29 in December 2010. The ASU affects public entities, as that term is defined in ASC 805, that enter into business combinations that are material individually or in the aggregate. The ASU is effective prospectively for business combinations whose acquisition date is at or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. The impact of this standard on the Consolidated Condensed Financial Statements is not expected to be material.

•
Goodwill impairment (ASC 350-20), When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units With Zero or Negative Carrying Amounts (ASU 2010-28): The FASB issued ASU 2010-28 in December 2010. The ASU affects Entities that evaluate goodwill for impairment under ASC 350-20. For public entities, the ASU is effective for impairment tests performed during entities’ fiscal years (and interim periods within those years) that begin after December 15, 2010. Early application will not be permitted. The impact of this standard on the Consolidated Condensed Financial Statements is not expected to be material.

•
Foreign Currency (Topic 830), Foreign Currency Issues: Multiple Foreign Currency Exchange Rates (SEC Update) (ASU 2010-19): The FASB issued ASU 2010-19 in May 2010. The ASU affects entities in the oil and gas industry. The ASU is related to current restrictions of foreign currency exchange in Venezuela. Adoption of the standard did not have an impact on the Company’s financial statements because the company did not incur in any transaction based or through Venezuela.

•
Consolidation (ASC 810), Improvements to Financial Reporting by Enterprises Involved With Variable Interest Entities (ASU 2009-17): The FASB issued ASU 2009-17 in December 2009. This standard became effective for the Company January 1, 2010. ASU 2009-17 requires the enterprise to qualitatively assess if it is the primary beneficiary of a variable-interest entity (“VIE”), and if so, the VIE must be consolidated. Adoption of the standard did not have an impact on the Company’s results of operations, financial position or liquidity.

•
Accounting for Extractive Activities — Oil & Gas — amendments to paragraph 932-10-S99-1 (ASU 2010-14): The FASB issued ASU 2010-14 in April 2010. The ASU affects entities in the oil and gas industry. The ASU does not contain an effective date. Adoption of the standard did not have an impact on the company’s financial statements.

•
Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements (ASU 2009-13): The FASB issued ASU 2009-12 in October 2009. The ASU affects entities with multiple-deliverable revenue arrangements. The ASU effective date of application is for fiscal years beginning on or after June 15, 2010. The impact of this standard on the Consolidated Condensed Financial Statements is not expected to be material.

•
Codification: In June 2009, the FASB issued an ASC which identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with US GAAP. This guidance establishes the Codification as the source of authoritative GAAP recognized by the FASB to be applied by those entities. Rules and interpretive releases of the Commission under federal securities laws are also sources of authoritative GAAP for Commission registrants. The Commission Sections in the ASC are not the authoritative sources of such content and do not contain the entire population of Commission rules, regulations, interpretive releases, and staff guidance. All guidance contained in the ASC carries an equal level of authority. Following the issuance of this guidance, the FASB will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates to the ASC. This guidance is effective for financial statements issued for interim and annual periods ending after September 15, 2009. There were no changes to the accounting principles used to prepare the Company’s financial statements as a result of the adoption of the ASC.

6. Statement of Cash Flows

The Consolidated Condensed Statement of Cash Flows is prepared according to the indirect method and considers only bank deposits as cash and cash equivalents. It excludes changes to the Consolidated Balance Sheet that did not affect cash.

7. Goodwill

As of March 31, 2011 Goodwill shows a balance of $ 6,928 thousand. The variation comparing March 31, 2011 and December 31, 2010 is only due to the currency translation effect, for an amount of $ 419 thousand.

The Company evaluates all Goodwill for impairment on an annual basis, or more often if impairment indicators are present. As of March 31, 2011 and December 31, 2010, the Company did not recognize any goodwill impairment charges.

8. Property, Plant and Equipment

Property, plant and equipment as of March 31, 2011 and December 31, 2010 amounts to $ 17,110 thousand.

The increase comparing March 31, 2011 to December 31, 2010 is mainly related to the purchase of the headquarter office, located in Rome (Italy), Via Federico Zuccari, 4, for an amount of $ 827 thousand.

The headquarter, previously owned by the President, CEO, CFO and ITP founder of ITP Benelli, Mr. Mazziotti di Celso, has been purchased for an amount determined using the fair value of comparable properties in Rome.

In the first quarter of 2001, the Group recognized a total depreciation of $ 351 thousand.

In accordance with US GAAP, the Group separated the land included in the value of properties from the related asset. Land, considered to have an indefinite useful life, is not subject to depreciation.

The plant located in Moscazzano (Cremona – Italy) is subject to a mortgage and the plant located in Milano, “Via Stefini”, is subject to a mortgage. They both guarantee the bank loans received.

9. Inventories

Inventories as of March 31, 2011 and December 31, 2010 are the following:

Inventory	Periods ended
USD thousand	March, 31 2011	December 31, 2010

Finished goods	$209	$—
Work in progress	10,350	12,768
Raw materials	1,602	2,020
Total inventory	$12,160	$14,788

Work in progress duration is not standard, but generally is from six months to two years. Construction contracts included in work in progress as of March 31, 2011 and December 31, 2010 have starting dates after 2009 and ending dates no later than 2012.

The work in progress balance presentation is net of prepayments received.

Raw materials include the minimum equipment stock to ensure an efficient execution of construction contract operations without delays.

10. Accounts receivable

Accounts receivable as of March 31, 2011 and December 31, 2010 amount respectively to $ 24,535 thousand and $ 19,918 thousand.

A provision is applied against the full (or partial) amount of the foregoing receivables deemed uncollectable. The Group has not recognized any provision during the first quarter of 2011, while the provision for doubtful accounts recognized during the first quarter of 2010 was $ 305 thousand.

The variation of the allowance for doubtful accounts is the following:

Allowance for doubtful accounts	USD thousand

Balance as of December 31, 2009	$1.664
Charged to costs and expenses	876
Deductions
Currency translation effect	9
Balance as of December 31, 2010	$2.549
Charged to costs and expenses	—
Deductions
Currency translation effect	215
Balance as of March 31, 2011	$2.764

11. Marketable Securities

The Group calculates fair value for its marketable securities based on quoted market prices for assets and liabilities. As of March 31, 2011 and December 31, 2010 the fair value was respectively, $ 3,642 thousand and $ 3,425 thousand.

12. Cash and cash equivalents

Cash and cash equivalents as of March 31, 2011 and December 31, 2010, are summarized below:

Cash and cash equivalents	Periods ended
USD thousand	March, 31 2011	December 31, 2010

Cash	$88	$117
Banks deposits	9.039	11.817
Total cash and cash equivalents	$9.127	$11.934

In relation to the successful execution clause (called “performance bond”) included in most of project contract engagements, the Company has issued warranty letters to the customers concerned. The total amount of guarantees as of March 31, 2011 and December 31, 2010, amounts to $ 8,457 thousand and $ 7,917 thousand respectively. The company does not expect to incur any losses in relation to these guarantees.

There are no cash or deposits subject to restrictions.

13. Prepaid expenses and deferred taxes

The balances of prepaid expenses and deferred taxes as of March 31, 2011 and December 31, 2010, are the following:

Prepaid expenses and other current assets	Periods ended
USD thousand	March, 31 2011	December 31, 2010

Deferred income taxes	$934	$392
Prepaid expenses	4.233	4.707
Total prepaid expenses and other current assets	$5.167	$5.099

Tax credits are mainly related to deferred taxes and account receivables for VAT.

Prepaid expenses include mainly deferred charges which are expenses or revenues which are accounted for in a later accounting period than the payment for an anticipated future benefit, or to comply with the requirement of matching costs with revenues. As of March 31, 2011 and December 31, 2010, there are no prepaid expenses with a life in excess of one year.

14. Long-term debt

Long-term debt amounts to $ 37,031 thousand as of March 31, 2011 and $ 33,499 thousand as of December 31, 2010.

The Group’s debt obligation due within one year as of March 31, 2011 consists primarily of the current portion of long-term debt, which is equal to $ 17,309 thousand. Such amount as of December 31, 2010 was $ 13,105 thousand.

Principal payments of long term debt, for the next five years are as follows:

Period ended,	Amount
USD thousand

March 31, 2012 (Current)	$17.309
March 31, 2013	4.435
March 31, 2014	4.096
March 31, 2015	3.847
March 31, 2016	3.638
Thereafter	3.745
Total Long-Term debts	$37.071

15.  Current liabilities

Current liabilities as of March 31, 2011 and December 31, 2010 include the following:

Current Liabilities	Periods ended
USD thousand	March, 31 2011	December 31, 2010

Accounts payable and accrued expenses	$21.787	$26.911
Taxes payable	3.914	3.195
Current portion of:
Advances received from customers	2.997	2.535
Long-term debt	17.309	13.105
Other liabilities	3.440	2.784
Total Current Liabilities	$49.448	$48.531

Accounts payable are accounted for net of commercial discounts. Cash discounts are recognized when the payment is made.

Tax payable is related to liabilities calculated on income before tax using the effective tax rate estimated for year end, after the offset of prepayments made during the period.

Advances received from customers are amounts received in advance from project contracts’ customers.

The current portion of long term debt is included above.

Other liabilities are mainly accruals for employee compensation (vacation accruals, salaries for the first quarter of 2011, social security liabilities and other minor payables).

16. Long-term liabilities

Long-term debt due to banks amounting to $ 19,762 thousand at March 31, 2011, has been disclosed above in note 14.

Other liabilities amount to $ 259 thousand as of March 31, 2011 and to $ 682 thousand as of December 31, 2010. The account includes a provision for a claim received by the subsidiary SEC for allegedly stolen data through an employee resource previously employed from a competitor. Claim has been received during 2010. The risk of loss was considered probable. The Company estimated the amount of probable loss as $ 125 thousand based on the evaluation of a lawyer.

Post-employment benefits, which liability amounts to $ 1,581 thousand as of March 31, 2011, relates to amounts due to employees (“TFR”), as of the period end, after the offset of any advance payments made.

17. Shareholders’ Equity

Shareholders’ Equity as of March 31, 2011 and December 31, 2010, consists of the following:

Equity	Periods ended
USD thousand	March, 31 2011	December 31, 2010

Capital stock	$7.326	$7.326
Accumulated other comprehensive income	347	(119)
Retained earnings	796	271
Total Equity	$8.468	$7.477

Capital stock amounts to $ 7.326 thousand and consists of 50.000 shares with nominal value of 100 Euro each.

18. Total sales

The majority of sales are generated by construction contracts engagements. Total revenues for the quarter ended March 31, 2011, compared to the same quarter of the preceding year, show a decrease of $ 2,480 thousand (-16%) ($ 12,920 thousand as of March 31, 2011 and $ 15,400 thousand as of March 31, 2010).

19. Cost of sales

Costs of sales (“COS”) as of March 31, 2011, are equal to $ 8,779 thousand. Compared to the same quarter of the preceding year, cost of sales decreased by $ 4,077 thousand. COS includes the depreciation and amortization that for the periods ended March 31, 2011 and 2010 is respectively $ 351 thousand and $ 305 thousand.

20. Operating expenses

Operating expenses as of March 31, 2011 and 2010 amount to $ 2,705 thousand and $ 2,520 thousand, respectively, and include the following:

Operating Expenses	Periods ended
USD thousand	March, 31 2011	December 31, 2010

Selling, general and administrative expenses	$(2.615)	$(2.050)
Provision for doubtful accounts	—	(305)
Other operating costs	(90)	(165)
Total Operating Expenses	$(2.705)	$(2.520)

Selling, general and administrative expenses are mainly administrative personnel salaries including bonuses, promotions and the value of unclaimed holidays and other deferred benefits.

The provision for doubtful accounts has been determined as a result of an analysis of the collectability of accounts receivable and in accordance with the ITP Group accounting policy. For the quarter ended March 31, 2011 the ITP Group has not recognized any provision for doubtful accounts, while in the same quarter of the preceding year, the Company recognized a provision of $ 305 thousand.

Other operating costs are expenses related to business development, commercial activities, travel, and other nonrecurring general expenses.

21.  Income taxes

The Company and its subsidiaries are subject to income taxes on an entity basis, on income arising in, or derived from, the tax jurisdiction in which they operate. Taxes on income for the first quarter of 2011 amount to $ 479 thousand and registered an increase compared to the preceding year of $ 566 thousand.

The calculation for the first quarter has been determined considering an effective tax rate for year-end of about 48%, while the 2010 year-end tax rate was approximately 36.5%. The increase in the estimated effective tax rate between 2011 and 2010 is mainly related to the estimated permanent differences and to the reduction of the basis differences on accounts receivables that determined a reduction in the 2010 effective tax rate.

	Periods ended
USD thousand	March, 31 2011	March 31, 2010
Current
Italian companies	$479	$335
US companies	—	—
Other foreign companies	—	—
Total provision (receivable) for current income taxes	$479	$335
Deferred
Italian companies	—	(159)
US companies	—	(263)
Total provision (receivable) for deferred income taxes	$—	$(422)
Total provision (receivable) for income taxes	$479	$(87)

Income (loss) before provision for income taxes	Periods ended
USD thousand	March, 31 2011	March 31, 2010

Italian companies	$1.227	$386
US companies	(226)	(602)
Other foreign companies	2	(23)
Total income before provision for income taxes	$1.004	$(240)

The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statements and the tax bases of assets and liabilities. This is done by using enacted tax rates which are expected to be applicable to the taxable income in the periods in which the differences are expected to arise. In assessing the recoverability of deferred tax assets, management considers whether it is more likely than not that some or all of tax assets may not be realized. In performing this evaluation, management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies.

The Italian statutory tax rate is comprehensive of two components: national (“IRES”) and regional (“IRAP”). IRES tax rate amounts to 27.5%. IRAP amounts to 4.97%. The taxes are computed on different bases and by the application of different adjustments that may also vary from one year to another.

Furthermore the basis of application of income taxes is the Italian statutory net income adjusted accordingly to national and regional taxes requirements; as a consequence the translation under US GAAP may have effects on the effective tax rate determined on the Consolidated Condensed Financial Statements prepared accordingly to US GAAP.

For the periods ended as of March 31, 2011 and 2010 the overseas subsidiaries income taxes did not have any impact since they were not material.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following is ITP management’s discussion and analysis of certain significant factors that have affected ITP’s financial condition and results of operations for the periods indicated below. You should read the following discussion and analysis together with our consolidated condensed financial statements and the related notes to those statements included elsewhere in this Report.

Overview

ITP is an engineering, procurement and construction contractor that provides design, fabrication and installation of specialized equipment, sets of specialized equipment known as “packages” or “skids” and production plants, for the oil and gas industry and top engineering companies.  Through ITP’s subsidiaries, ITP has designed, manufactured and marketed oil and gas production equipment and systems, mainly for the oil and gas production separation process. ITP’s products and services are used for the separation of unprocessed hydrocarbon fluids into sellable oil and gas.

Separation and decontamination of a production stream is needed at almost every producing well in order to meet the specifications and environmental requirements of transporters and end users. We provide equipment, systems and services used in the production of crude oil and natural gas to separate oil, gas and water within a production stream and to remove contaminants.  ITP products are installed both on onshore facilities and in offshore floating production, storage and offloading vessels.  ITP products and services are also deployed in downstream operations, mainly refineries.  In the upstream phase (as it is generally referred to production activities more closely associated with the reservoir and the wellhead), our products and services have been deployed in wellhead completion, collection center, the first treatment unit and the process treatment unit.  In the downstream phase (as it is generally referred to production activities more closely associated with oil and gas after they have left the wellhead), our product and services have been deployed in refining units, pipeline, LNG liquefaction and electric generation.

Demand for our products and services is cyclical and substantially dependent upon activity levels in the oil and gas industries, particularly our customers’ willingness to spend capital on the exploration for and development of oil and natural gas. Our customers’ spending plans are generally based on their outlook for near-term and long-term commodity prices. As a result, demand for our products and services is highly sensitive to current and expected commodity prices. The activity of our production facilities and product offering is primarily tied to the long-term outlook for crude oil and natural gas. In contrast, activity for our services responds more rapidly to shorter-term movements in oil and natural gas. Other factors that can affect our business and financial results include the general global economic environment and regulatory changes in the several jurisdictions in which we operate.

Demand for oil and gas production equipment and services is driven primarily by:

•	levels of production of oil and gas in response to worldwide demand;

•	the discovery of new oil and gas fields;

•	the changing production profiles of existing fields (meaning the mix of oil, gas and water in the hydrocarbon stream and the level of contaminants); and

•	the quality of new hydrocarbon production.

The extent to which the revenues of our industry increase depends upon the success of the exploration efforts. In general, these revenue increases lag expansion of exploration and development capital budgets in times of recovery in the oil and gas industry. These lag times can be up to several years in offshore operations but are generally shorter for onshore operations.

Changing production profiles in existing fields also increase the demand for products and services in our industry. As existing fields are reworked or enhanced recovery methods are employed, additional and more complex equipment may be required to produce oil and gas from these fields. This can result from:

•	changes in the mix of oil and gas produced by the field; or

•	an increase in water, carbon dioxide or other naturally occurring contaminants or as the result of enhanced recovery techniques.

In addition, many new oil and gas fields contain lower quality hydrocarbon streams that require more complex production equipment. Examples include carbon dioxide rich formations in West Texas and Southeast Asia and heavy crude in Western Canada and in the Orinoco Delta in Venezuela.

According to the International Energy Agency, oil and gas consumption is expected to grow worldwide, with consumption of natural gas gaining share as a source of electricity generation, mainly because of environmental sustainability issues. Gas has lower total costs and burns cleaner than other fossil fuels used in electricity generation.  Also, as a consequence of more stringent regulations, governments and companies have reduced flared gas emissions and significant investments have been undertaken to keep on reducing flared gas.

Among upstream operations, capital expenditure in deepwater activities is expected to be the fastest growing segment because existing onshore and shallow water oil and gas reserves have largely been depleted. By region, the Middle East (Saudi Arabia, Kuwait and the United Arab Emirates), South East Asia (Australia and India), Africa (Ghana, Egypt, Angola and Nigeria) and Brazil, should emerge as the primary drivers of capital expenditure. Additionally, crude oil prices have recovered to levels generally ranging from $80 to $100 per barrel ($98.97 on May 19, 2011) compared to an average of approximately $78.63 per barrel experienced during the first quarter of 2010. With the recovery in demand for energy in several key growing markets, specifically China and India, long-term forecasts for oil demand and prices, have improved.

In the projects we may become involved, typically there is an approximately eight to twelve months period between the starting date of an engineering procurement and construction project and the time when our services become relevant.  Therefore, the increase in the volume of new orders experienced in the second semester of 2010 will be reflected in engineering procurement and construction activity during 2011 and 2012.

Another factor that has influenced the financial results is the exchange rate mostly between the U.S. dollar and the Euro. Our operations are conducted around the world in a number of different countries. Accordingly, our earnings and cash flow are exposed to changes in foreign currency exchange rates. The majority of our foreign currency transactions relate to operations in Italy, Middle East and North Africa, Russia and Byelorussia, Asia and the other countries we conduct business. In Italy, North Africa, the Middle East and Russia, most contracts are denominated in Euros, and most of the costs incurred are in Euros, which mitigates risks associated with currency fluctuations. Similarly, in the United States, most of our contracts are denominated in U.S. dollars, and most of our costs are incurred in U.S. dollars, which mitigates the risks associated with currency fluctuations. In any case, all the non-U.S. dollar revenues and profits are translated into U.S. dollars for U.S. GAAP financial reporting purposes. The strengthening or weakening of the Euro (and other non-U.S. dollar currencies) can have a significant positive or negative impact on the translation of earnings generated from our subsidiaries and, therefore, the financial results of our business. On May 20, 2011, the value of the Euro against the U.S. dollar published by the Bank of Italy (Banca d’Italia) was $1.42.

Steel and steel input prices influence the pricing decisions of our suppliers, thereby influencing the pricing and margins of some of our operations. Steel prices on a global basis declined precipitously during the recession in 2009 which in turn caused a reduction in the costs of our raw materials and allowed us to reduce the prices of certain of our products.

While global demand for oil and natural gas are significant factors influencing our business generally, certain other factors such as the recent global economic recession and credit crisis and risks associated with operating in several markets also influence our business.

In that sense, we operate our business and market our products and services throughout the world. We are, therefore, subject to the risks customarily attendant to international operations and investments in foreign countries. Moreover, oil and gas producing regions in which we conduct business include many countries in the Middle East, Southeast Asia, West Africa, South America and other parts of the world where risks to operations remain high. We cannot accurately predict whether these risks will increase or abate. These risks include: nationalization; expropriation; war, terrorism and civil disturbances; restrictive actions by local governments; limitations on repatriation of earnings; changes in foreign tax laws; changes in banking regulations; travel limitations or operational problems caused by public health and/or safety threats; and changes in currency exchange rates.

Recent Developments

AVT2 Contract

During February 2011, ITP was awarded a contract for the design and supply of a refinery unit known as “AVT2” in the refinery owned by the Joint Stock Company Naftan, in the city of Novopolosk, Belarus, with a total contract gross value of approximately $31.6 million.  Pursuant to the terms of this agreement, ITP will expects to receive a total amount of  $31.6 million, broken down as follows:

•	$24.4 million for equipment and materials;
•	$2.9 million as fee on equipment and materials;
•	$2.0 million for procurement services; and
•	$1.2 million as fee for supervision services.

The agreement provides for payment to be received by ITP as follows:

•	$7.1 million as advance payment on September 30th, 2011;
•	$2.13 million on October 31, 2011;
•	$2.13 million on November 30, 2011; and
•	The balance by Letter of Credit to be opened no later than July, 2011.

Results of Operations for the Three-Month Ended December 31, 2010 and 2009

Net Income

 Net Income of ITP for the quarter ended March 31, 2011 was $525 thousand, or $0.02 per share of ITP (based on ITP’s weighted average number of shares outstanding during the period of 50,000). These results compare to a Net Loss of $152 thousand, or a loss of $0.02 per share of ITP (based on ITP’s weighted average number of shares outstanding during the comparable 2010 quarter of 40,000), reported for the quarter ended March 31, 2010, which represents an increase of 445%. This increase with respect to 2010 first quarter consolidated balance sheets was primarily due to the impact in 2010 of 70% of the purchase cost of Sadelmi’s Oil & Gas business line.

Net Income Attributable to ITP

The $525 thousand net income of the period attributable to ITP, is made up of operating income ($1,436 thousand) less financial expenses related to bank loans ($433 thousand) and income taxes ($479 thousand). The non-cash component of the income statement ($351 thousand) is solely related to depreciation and amortization charge during the period.

The Net Income attributable to ITP during the comparable three-month period ending March 31, 2010, amounts to a loss of $736 thousand. This is the result of the operating income ($25 thousand) less financial expenses related to bank loans ($265 thousand) and income taxes ($87 thousand). The non-financial component of the income statement ($610 thousand) solely related to the depreciation and amortization charge during the period.

Comprehensive (Loss) Income

ITP’s comprehensive (loss) income is comprised of net income, foreign currency translation gains and losses, and changes in unrealized gains and losses on investments. The Company does not accrue tax on its foreign currency translation gains and losses, as any undistributed earnings of foreign subsidiaries are deemed to be permanently reinvested in the applicable foreign subsidiary. Comprehensive (loss) income is reflected in the consolidated statement of stockholders’ equity.

Comprehensive Income for the three-month period ended March 31, 2011 increased 213% to $990 thousand from a Comprehensive Loss of $800 thousand reported for the three-month period ended March 31, 2010. This increase in Net Income with respect to the 2010 first quarter consolidated balance sheets was primarily due to the impact in 2010 of 70% of the purchase cost of Sadelmi’s Oil & Gas business line and by a significant gain from Currency Translation Adjustment of $436 thousand for the three-month period ended March 31, 2011 compared to a loss of $151 thousand for the similar three-month period in 2010, which is explained by the higher average U.S. dollar/Euro exchange rate between the three-months period ending March 31, 2011 and 2010 which had a positive impact on the value of ITP’s U.S. dollar denominated receivables.

Revenues

Consolidated revenues for the quarter ended March 31, 2011 decreased by $2,480 thousand or 16% to $12,920 thousand, from $15,400. Revenues are generated by construction contracts engagements. The decrease with respect of 2010 is mainly due to the higher value in 2010 of customers account receivables which had been registered by ITP’s acquired subsidiary, Benelli Oil & Gas S.r.l., as customers deposits in 2009.

In terms of revenues by country, there were significant increases in Italy (with an increase of $761 thousand, or 47% during the quarter ended March 31, 2011 compared to the similar quarter in 2010) and in Egypt and the Middle East (with an increase of $992 thousand, or 95% during the quarter ended March 31, 2011 compared to the similar quarter in 2010), which were offset by a significant decrease in the U.S. (with a decrease of $4,556 thousand, or 80% during the quarter ended March 31, 2011 compared to the similar quarter in 2010).

	Three-month period ended March 31,
	2011	2010
Revenues by Country	(in thousands of $)

Italy	$2,384	$1,623
Egypt and the Middle East	2,039	1,047
The United States	1,104	5,660
Rest of the world	7,393	7,070
	$12,920	$15,400

 The significant increases in revenues relating revenues tied to Italy and Egypt and the Middle East are directly tied to contracts awarded in 2010 and completed in the first quarter of 2011 while the decrease in revenues from the U.S. are explained by the reduced numbers of contracts awarded to ITP’s US based subsidiary in the last quarter of 2010.

Cost of Sales

Our consolidated cost of sales decreased by $4,076 thousand, or 32%, during the three-month period ending March 31, 2011 compared to the similar period in 2011. The decrease is directly related to the fact that, in 2010, 70% of the purchase cost of the contracts which are part of Sadelmi’s business line, has been registered in the first quarter. Our consolidated gross margin as a percentage of revenues was 35% and 0.98% during the three-month periods ending March 31, 2011 and 2009, respectively.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expense increased by $565 thousand, or 28%, during the three-month period ending March 31, 2011 compared to the similar period in 2010. SG&A expenses during the quarter are mainly administrative personnel salaries [including bonuses, promotions and the value of unclaimed holidays and other deferred benefitsThe increase is due to the growth of the business, and primarily to increased salaries, wages and benefits and a general increase in our SG&A expenses as a result of [the strengthening of the Euro versus the U.S. dollar. SG&A expenses represented 20% of revenues for the three-month period ending March 31, 2011 compared to representing 13% of revenues during the similar three-month period in 2010. One of the major factors in the increase of the SG&A expenses was the increase in the numbers of business entities which form part of the ITP Group, some of them operating in different countries which required a substantial increase in the amount of personnel dedicated to administration and finance.

Depreciation and Amortization

Depreciation and amortization expense decreased by $259 thousand, or 42%, during the three-month period ending March 31, 2011 compared to the similar period in 2010, primarily due to several major assets having become fully-depreciated and to the effect of assets additions yet to commence depreciation. Depreciation of tangible and intangible assets is calculated on the basis of the residual useful life of the asset.

Provision for Doubtful Accounts

Provision for doubtful accounts is determined as a result of an analysis of the collectability of accounts receivable and in accordance with ITP’s accounting policy. During the three-month period ending March 31, 2011 ITP did not accrue any reserves for the provision for doubtful accounts, while the provision for doubtful accounts during the similar period in 2010 was $305 thousand. This was mainly due to ITP having already written off  in 2010 all doubtful accounts.

Other Operating Costs

Other Operating Costs decreased by $75 thousand, or 45% during the three-month period ending March 31, 2011 compared to the similar period in 2010. Other operating costs are expenses related to business development, commercial activities, travel, and other nonrecurring general expenses.  The decrease was due primarily to improved organization and cost control initiatives.

 Operating Income

Consolidated operating income increased by $1,411 thousand, or 5,644% during the three-month period ending March 31, 2011 compared to the similar period in 2010 primarily as a result of the negative income resulting from the impact in 2010 of 70% of the purchase cost of Sadelmi’s Oil & Gas business line. Operating income during the first quarter of 2011 did not include any transaction costs related to the Share Exchange entered into at the end of fiscal 2010 and consummated on April 29, 2011.

 Interest Expense

Interest Expense increased by $168 thousand, or 63%, during the three-month period of 2011 compared to the similar period in 2010 due to the higher long and short terms debts balances. The weighted average interest rate on ITP’s credit facilities during the first quarter of 2011 was 3,48% compared to 4.54% during the first quarter of 2010.

Income Tax Expense

Income tax provision of ITP for the three-month period ending March 31, 2011 totaled $479 thousand, or 48% of pretax income, compared to a tax receivable of $87 thousand during the similar period of 2010.  The increase in the estimated effective tax rate between the first quarter of 2011 and 2010 is mainly related to the estimated permanent differences and to the reduction of the basis differences on accounts receivables that determined a reduction in the 2010 effective tax rate.

The comparison of ITP’s income tax expense between different fiscal years is affected because taxes are computed on different bases and by the application of different adjustments that also vary form year-to-year, mainly evident in the impact of the accounts receivables.  Furthermore, the basis of application of income taxes for ITP is the Italian statutory net income adjusted accordingly to Italian national and regional tax requirements.  Consequently, the translation under U.S. GAAP may have distorting effects on the effective tax rate determined on the Consolidated Condensed Financial Statements.

Liquidity and Working Capital

Cash and cash equivalents

As of March 31, 2011, we had cash and cash equivalents of $9.1 million, a decrease of $2.8 million during the three-month period ending March 31, 2011.  Cash and cash equivalents totaled $15.6 million at March 31, 2010, an increase of $12.7 million during the three-month period ending March 31, 2010.  The difference with respect to the first quarter of 2010 is due ITP’s reduction of its accounts payable.

Cash and cash equivalents primarily consist of cash on hand and marketable securities. To date, ITP has financed its operations primarily through cash flows from operations, bank financing and capital increases. The following table sets forth a summary of our cash flows for the periods indicated:

	Three-Month Period Ended March 31,
	2011	2010
	(in $ thousands)

Net cash provided by (used in) operating activities	$(4,204)	$5,115
Net cash provided by (used in) investing activities	(756)	(680)
Net cash provided by (used in) financing activities	1,532	9,377
Net increase (decrease) in cash and cash equivalents	(2,808)	12,742

Currency translation adjustment	621	(1,071)
Cash and cash equivalents at the beginning of the period	11.934	2,893
Cash and cash equivalents at the end of the period	9,127	15,635

Cash Flow

Operating Activities

Net cash used by operating activities was $4.2 million for the three-month period ending March 31, 2011, as compared to $5.1 million of net cash provided during the similar period in 2010. The change is attributable to the $6.9 million increase in account receivables and a $2.3 million decrease in inventory, mainly due to a larger amount of work in progress finished during the period which became accounts receivables, partially offset by a $9.5 million decrease in accounts payables for the period.

Investing Activities

Net cash used in investing activities for the three-month period ending March 31, 2011 was $756 thousand, as compared to $680 thousand net cash used in investing activities during the similar three-month period of 2010. The change is mainly attributable to the purchase of the Rome headquarters partially offset from the settlement of accounts receivables.

Financing Activities

Net cash provided by financing activities for the three-month period ending March 31, 2011 was $1.5 million, as compared to net cash provided by financing activities of $9.4 million in the similar three-month period of 2010. The change is attributable to the subscription of new loans in the aggregate amount of $11,7 million in support of ITP’s expansion plans, for the payment of other maturing loans and for general working capital, partially offset by currency exchange variations resulting in a reduction of the total debt of ITP by 9,4% because such debt is predominantly denominated in Euros

Working Capital

Historically, our cash flow from operations has been sufficient to finance our operations. We believe that our cash on hand and cash flow from operations will meet our present cash needs unless we expand our current scale of production to another level in a short period of time, in which case we may require additional cash resources to fund our additional capital expenditures and working capital requirements related to such growth. We may, however, in the future, require additional cash resources due to changed business conditions, implementation of our strategy to ramp up our production facilities and increase machinery and equipment, or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

The table below reflects the amounts of the current portion of our long term debt becoming due during each remaining quarter of 2011:

Quarter ending	Amount
(in $ thousands)
June 30, 2011	$4.160
September 30, 2011	4.230
December 31, 2011	4.580
$12.970

Out of the total amounts of accounts receivables and inventory for work in progress reflected in our Consolidated Condensed Financial Statements  as of December 31, 2010 of $19.9 million and $14.8 million, respectively, as of May 2, 2011 we have collected a total of $12 million and a total of $7.4 million of our inventory as of December 31, 2010 has now been invoiced to clients and are expected to be collected in the ordinary course of business within the end of the year.

Budgeted Capital Expenditures

Following the acquisitions of Benelli Oil & Gas S.r.l. and the acquisition of various assets from Nicola & Albia S.r.l. consummated during 2009 and 2010, and the entering into and consummation of the Share Exchange, we expect to focus during the remainder of 2011 in the consolidation of these significant acquisitions and in the restructuring and repositioning of ITP as a wholly-owned subsidiary of a Commission registered United States domestic corporation.

Accordingly, ITP has not budgeted for any significant capital expenditure, except for:

•	The development of our Singapore yard in an amount of approximately $4 million to be funded with proceeds from the Deutsche Bank loan described above and already on hand;

•
Expenditures of less than $1 million expected to be incurred by our subsidiary ITP Group Brno s.r.o. in the Czech Republic relating to the recently awarded contract for the Refinery of Naftan, in the city of Novopolosk, Byelorussia; and

•	Expenditures relating to the Share Exchange Agreement and the restructuring of ITP as a wholly-owned subsidiary of a Commission registered United States domestic corporation.

Off-balance sheet arrangements

ITP does not have any off balance sheet arrangements.

Significant Accounting Policies

A description of the critical accounting policies affecting ITP is included in the Form 8-K report filed with the Commission in connection with the Share Exchange on May 5, 2011 and is included herein by reference.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

There have been no significant changes to market risk affecting ITP since our report on Form 8-K relating to the Share Exchange. For a discussion of our exposure to market risk, refer to Item 2.02 “Quantitative and Qualitative Disclosures about Market Risk,” contained in our current report on Form 8-K relating to the Share Exchange Agreement filed with the Commission on May 5, 2011.

CONTROLS AND PROCEDURES

As of the end of the three-month period covered by this Report, ITP was a private operating company and was not required to maintain disclosure controls and procedures and internal control over financial reporting.

For information on our controls and procedures, see Item 4. “Controls and Procedures” included in our Form 10-Q filed with the Commission on the same date of this Report.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business.  However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

Our projects generally involve complex design and engineering, significant procurement of equipment and supplies and construction management. We may encounter difficulties in the design or engineering, equipment and supply delivery, schedule changes and other factors, some of which are beyond our control, that affects our ability to complete the project in accordance with the original delivery schedule or to meet the contractual performance obligations. In addition, we generally rely on third-party partners, equipment manufacturers and subcontractors to assist us with the completion of our contracts. As such, claims involving project owners, suppliers and subcontractors may be brought against us and by us in connection with our project contracts. Claims brought against us include back charges for alleged defective or incomplete work, breaches of warranty and/or late completion of the project work and claims for cancelled projects. The claims and back charges can involve actual damages, as well as contractually agreed upon liquidated sums. Claims brought by us against project owners include claims for additional costs incurred in excess of current contract provisions arising out of project delays and changes in the previously agreed scope of work. Claims between us and our suppliers, subcontractors and vendors include claims like any of those described above. These project claims, if not resolved through negotiation, are often subject to lengthy and expensive litigation or arbitration proceedings. Charges associated with claims could materially adversely affect our business, financial condition, results of operations and cash flows.

Item 8.01 Other Events.

On May 18, 2011, in order to provide further assurances to the Company with respect to the satisfaction of any liabilities of the Company incurred prior to the consummation of the Share Exchange on April 29, 2011, in excess of $25,000, each of Orange Capital Corp., Mr. Ariel Malik and Mr. Sukh Athwal agreed to an amendment to the warrants held by each of them for the purchase of up to the aggregate of 1,083,226 common stock to the Company.  The amended warrants provide that such warrants may only be exercised beginning on May 20, 2012 and the exercise price for each such warrants will be increased by the pro rata share of the Company’s liabilities in excess of $25,000, if any, existing on April 29, 2011, as documented on the financial statements of the Company.  These warrants were originally issued on April 29, 2011 as part of the Share Exchange.  For additional information, refer to the Company’s current report on Form 8-K filed on May 5, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 20, 2011

ITP Energy Corporation
(Registrant)

/s/ Manfredi Mazziotti di Celso
Signature

Chief Executive Officer
Title